Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES Q1 2021 PRODUCTION

FOR IMMEDIATE RELEASE

April 8, 2021

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the first quarter of 2021.1

HIGHLIGHTS

●	Silver production of 3.5 million ounces, an increase of 7%, due to growing Lucky Friday production.
●	Gold production of 52,004, a decrease of 12%, because of reducing less profitable production.
●	Zinc and lead production increased 25% and 82%, respectively, due to Lucky Friday production.
●	Silver equivalent production of 9.3 million ounces or gold equivalent production of 135,946 ounces.[2]
●	Quarter-end cash position exceeds $135 million.

“Greens Creek, Lucky Friday and Casa Berardi all had strong operating performance which combined with current silver prices enabled us to close the quarter with more than $135 million in cash.” said Hecla’s President and CEO, Phillips S. Baker, Jr. “This is our fourth consecutive quarter of increasing cash balances, all attributable to free cash flow generation.”

OPERATIONS

Greens Creek

In the first quarter, 2.6 million ounces of silver and 13,266 ounces of gold were produced compared to 2.8 million ounces of silver and 12,273 ounces of gold in the prior year period. The decrease in silver production compared to the first quarter of 2020 was primarily due to lower grade, with the increase in gold production resulting from higher grade, as planned. The mill operated at an average of 2,156 tons per day (tpd).

Casa Berardi

At the Casa Berardi Mine, 36,190 ounces of gold were produced compared to 26,752 ounces in the prior year period. This represents an increase of 9,438 ounces over the first quarter of 2020 due to higher tonnage, grades and recoveries. The mill operated at an average of 4,093 tpd.

Lucky Friday

At the Lucky Friday Mine, 0.9 million ounces of silver were produced in the first quarter. Lucky Friday achieved full production in the fourth quarter of 2020 with estimated annual production in excess of 3 million ounces of silver in 2021. The mill operated at an average of 901 tpd.

Nevada Operations

At the Nevada operations, 2,548 ounces of gold were produced from 16,459 tons of a stockpiled bulk sample of refractory material processed at a third-party facility. Fire Creek is expected to be placed on care and maintenance in the second quarter of 2021.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the first quarter as follows: $26.29 for Ag, $1,798 for Au, $0.92 for Pb, and $1.25 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

PRODUCTION SUMMARY

	First Quarter Ended
	March 31, 2021	March 31, 2020	% increase (decrease)
PRODUCTION
Silver (oz)	3,459,446	3,245,469	7%
Gold (oz)	52,004	58,792	(12)%
Lead (tons)	10,703	5,893	82%
Zinc (tons)	16,107	12,847	25%
Greens Creek – Silver (oz)	2,584,870	2,775,707	(7)%
Greens Creek – Gold (oz)	13,266	12,273	8%
Lucky Friday – Silver (oz)	863,901	95,748	802%
Casa Berardi – Gold (oz)	36,190	26,752	35%
Nevada Operations – Silver (oz) [1]	- -	21,455	N/A
Nevada Operations – Gold (oz) [1]	2,548	16,965	(85)%

(1)	At the Nevada operations, stockpiled ore milled in the first quarter of 2021.

STRENGTHENING THE BALANCE SHEET

Cash and cash equivalents are expected to exceed $135 million on March 31, 2021, with the revolving line of credit undrawn.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States with operating mines in Alaska and Idaho and is a growing gold producer with an operating mine in Quebec. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada, and Mexico.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's first quarter 2021 operating and financial results and conditions contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported first quarter 2021 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, (i) 2021 results could be similar to 2020 results at current prices; (ii) Lucky Friday anticipated production in 2021 in excess of 3 million ounces; (iii) continued exploration in Mexico; and (iv) at the Nevada Operations (1) stockpiled ore is anticipated to be processed in 2021, (2) gold production is anticipated to be realized in early or the first half of 2021, and (3) mining of refractory ore for the bulk sample is expected to continue in 2021 and is expected to yield production in the range of 5,000 ounces of gold. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Russell Lawlar

Sr. Vice President – CFO and Treasurer

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

3